Ex 4.2

OCTEL CORP.

RULES

of the

OCTEL CORP. SAVINGS RELATED SHARE OPTION SCHEME

CONTENTS

1.	DEFINITIONS		1

2.	INVITATION OF APPLICATIONS		5
	2.1.	When Invitations may be issued	5
	2.2.	Wording of Invitations	5
	2.3.	Documents accompanying Invitations	5
	2.4.	Wording of Application Form	6
	2.5.	Provision for Scaling Down	6
	2.6.	Number of Shares applies for	6

3.	SCALING DOWN		6

4.	GRANT OF OPTIONS		7
	4.1.	Maximum period between determination of Share Price and Grant of Option	7
	4.2.	Options may only be granted to Eligible Employees	7
	4.3.	Requirement to Issue Option Certificate	7
	4.4.	Options may not be transferred	7
	4.5.	Maximum Aggregate Number of Shares	7

5.	RIGHTS OF EXERCISE		7
	5.1.	Earliest Date of Exercise	7
	5.2.	Requirement to remain in Employment	8
	5.3.	Option Holder with Material Interest	8
	5.4.	Death of Option Holder	8
	5.5.	Right to Exercise Prematurely	8
	5.6.	Right to Exercise on Attaining Age 65	8
	5.7.	Right to Exercise more than Three Years after Date of Grant	9
	5.8.	Employee Transferred to other Member of the Group	9
	5.9.	Transfer of Employment within Group	9
	5.10.	Lapse of Options	9

6.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION		10
	6.1.	Take-over pursuant to General Offer	10
	6.2.	Take-over pursuant to Scheme of Arrangements	10
	6.3.	Scheme of Arrangements without Change of Control	10
	6.4.	Compulsory Acquisition of Shares	10
	6.5.	Voluntary Winding Up of the Company	10
	6.6.	Meaning of Obtaining Control	11
	6.7.	Rollover of Options	11
	6.8.	Meaning of “appropriate period”	11

7.	MANNER OF EXERCISE		11
	7.1.	Funds which can be used to exercise Option	11
	7.2.	Actions Required of the Option Holder	12
	7.3.	Actions Required of the Company	12

8.	ISSUE OF SHARES		12
	8.1.	Ranking of Shares	12
	8.2.	Admission to the New York Stock Exchange	12

9.	ADJUSTMENTS		12
	9.1.	General Power of Adjustment	12
	9.2.	Adjustment which reduces Share Price to less than nominal value	13
	9.3.	Requirement to Capitalise Reserve	13
	9.4.	Notification of Option Holder	13

10.	ADMINISTRATION		13
	10.1.	Delivery of Notices or Documents	13
	10.2.	Copies of Shareholder Communications	13
	10.3.	Maintenance of Unissued Share Capital	13
	10.4.	Directors’ Power to Administer Scheme	14
	10.5.	Directors’ Decision is Final and Conclusive	14
	10.6.	Costs of Administering Scheme	14

11.	ALTERATIONS		14
	11.1.	Power to alter Rules prior to Inland Revenue approval	14
	11.2.	Power to alter Rules following Inland Revenue approval	14
	11.3.	Alterations which affect Share Price and subsisting rights of Option Holders	14
	11.4.	Notification to Option Holders	14

12.	GENERAL		14
	12.1.	Termination of the Scheme	14
	12.2.	No Compensation for loss of Option Rights	15
	12.3.	Governing Law	15

APPROVED BY THE INLAND REVENUE UNDER THE INCOME TAX

(EARNINGS AND PENSIONS) ACT 2003 ON [         ] UNDER REFERENCE [   ]

1.	DEFINITIONS

In this Scheme, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in Rule 6.1 being a company within the meaning of Section 832 of the Act;

“Acquisition Price”	in relation to an Option, the total amount payable on any exercise being an amount equal to the relevant Share Price, multiplied by the number of Shares in respect of which the Option is exercised;

“the Act”	the Income and Corporation Taxes Act 1988;

“Associated Company”	the meaning ascribed by Section 416 of the Act;

“Bonus”	any sum payable by way of terminal bonus under a Savings Contract being the additional payment made by the nominated Savings Authority when repaying contributions under a Savings Contract;

“Bonus Date”	under a three year Savings Contract, the earliest date on which the Standard Bonus is payable under the Savings Contract following 36 monthly payments;

“the Company”	save as provided in Rule 6.7, Octel Corp a Delaware Corporation;

“Continuous Employment”	the meaning ascribed by Section 211 of the Employment Rights Act 1996;

“Control”	the meaning ascribed by Section 840 of the Act ;

“Date of Grant”	the date on which an Option is granted under the Scheme pursuant to Rule 4;

“Dealing Day”	a day on which the New York Stock Exchange is open for business;

“the Directors”	the board of directors of the Company, or a duly authorised Committee thereof;

“Eligible Employee”

(1)    any person who is a Full Time Director or employee of a Participating Company and:

(a)    is chargeable to income tax in respect of his office or employment by virtue of being resident and ordinarily resident in the UK; and

(b)    on the immediately preceding Qualifying Date, had such minimum period of Continuous Employment with any one or more Participating Companies (taken consecutively) as the Directors may determine, being a period not exceeding five years in total ending on the date the relevant Option is granted; and

(2)    any other director or employee of the Participating Company whom the Directors may in their sole discretion approve, provided that any person who is ineligible to participate by virtue of paragraph 11(1) of Schedule 3 to ITEPA shall not be treated as an Eligible Employee;

“Employees’ Share Scheme”	the meaning ascribed by Section 743 of the Companies Act 1985;

“Full Time Director”	a Director who is contracted to work not less than 25 hours a week (exclusive of meal breaks) (or such lower number of hours per week as the Directors may determine from time to time in their absolute discretion) for any one or more of the Participating Companies; or

“Grant Period”

a period of 30 days (or 42 days in the event that applications are scaled down under Rule 3) beginning on the Dealing Day following any of:

(1)    a day on which the Scheme is approved by the Inland Revenue or

(2)    a day on which the Company makes an announcement of its results for any year, quarter year or other period or issues any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

(3)    a day on which any announcement is made of modifications to be made to the Act or ITEPA or a day on which any such modifications come into force; or

(4)    a day on which an announcement is made by the Savings Authority of a new savings-related share option prospectus; or

(5)    a day on which the Directors resolve to grant Options;

“Holding Company”	in relation to the Acquiring Company, a company falling within the definition in Section 736 of the Companies Act 1985;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	any provision of the Plan necessary to mee the requirements of Schedule 3 to ITEPA;

“the Invitation Date”	the date of the relevant invitation made under Rule 2;

“Market Value”

in relation to a Share on any day:

(1)    if and so long as the Shares are listed on the New York Stock Exchange, the average of its middle market quotation for the three Dealing Days immediately preceding the Invitation Date and falling within the Grant Period; or

(2)    save as mentioned in (1) above, its market value on the Invitation Date as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue;

“Maximum Bonus”	the Bonus payable two years after the Standard Bonus is payable;

“Maximum Contribution”	under all Savings Contracts the lesser of: (1) £250 per month; and

(2) the maximum amount specified in paragraph 25 (3)(a) of Schedule 3 to ITEPA; and (3) such maximum contribution as may be determined from time to time by the Directors;

“Monthly Contributions”	monthly contributions agreed to be paid by an Option Holder under his Savings Contract;

“Option”	a right to acquire Shares pursuant to the Scheme;

“Option Certificate”	a certificate issued under Rule 4.3;

“Option Holder”	a person to whom an Option has been granted (or, as the context requires, his personal representatives);

“Participating Company”	the Company and any other company for the time being designated by the Director as a Participating Company being a company which is under the Control of the Company;

“Permitted Minimum Monthly Contribution”	such amount as the Directors shall specify, being not less than £5 or more than £10;

“Qualifying Date”	such date as the Directors may from time to time determine (or, in the absence of any such determination, the last day of the Company’s accounting period) in the period of one year immediately preceding the relevant Date of Grant;

“Rules”	the Rules of the Scheme and “Rule” shall be construed accordingly;

“Savings Authority”	the building society or bank recognised by the Directors from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

“Savings Contract”	a contract under a certified contractual savings scheme (within the meaning of Section 326 of the Act) approved by the Board of Inland Revenue for the purpose of Schedule 3 to ITEPA;

“the Scheme”	the Octel Corp. Savings Related Share Option Scheme in its present form, or as from time to time altered in accordance with the Rules;

“Share”	save as provided in Rule 6.7, a share in the Company satisfying paragraphs 17 to 22 inclusive of Schedule 3 to ITEPA;

“Share Price”

the price per Share in US Dollars, as determined by the Directors, at which an Eligible Employee may acquire Shares in respect of which an Option has been granted to him, being not less than:

(1)    80% of the Market Value of a Share; and

(2)    if greater and Shares are to be subscribed, the nominal value of a Share;

“Standard Bonus”	the Bonus payable on the earliest date on which a Bonus is payable under a Savings Contract;

“Subsidiary”	has the meaning ascribed by Section 736 of the Companies Act 1985.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine the feminine (and vice versa).

2.	INVITATION OF APPLICATIONS

2.1.	When Invitations may be issued

Applications for the grant of Options under the Scheme shall be invited only if the Directors so determine in their absolute discretion. Invitations to apply for Options on any occasion shall be made in accordance with the Rules and on similar terms to all Eligible Employees.

2.2.	Wording of Invitations

Invitations shall be made in writing and shall include details of the following matters which shall be determined by the Directors:

(a)	the Share Price;

(b)	the latest date during the Grant Period by which applications must be received, being neither earlier than 14 days nor later than 28 days after the date of the invitation;

(c)	the Maximum Contribution;

2.3.	Documents accompanying Invitations

Each invitation shall be accompanied by:

(a)	a proposal form for a Savings Contract; and

(b)	an application for.

2.4.	Wording of Application Form

An application form shall be in such form as the Directors may from time to time prescribe save that it shall provide for the applicant to state:

(a)	the Monthly Contribution (being a multiple of £1 and not less than the Permitted Minimum Monthly Contribution) which he wishes to make under the related Savings Contract; and

(b)	that his proposed Monthly Contributions (when taken together with any Monthly Contributions he makes under any other Savings Scheme) will not exceed the Maximum Contribution.

2.5.	Provision for Scaling Down

Each application shall provide that, in the event of scaling down in accordance with Rule 3, the Directors are authorised by the applicant either to alter his application by reducing the amount of his Monthly Contributions or to withdraw his applications, as the case may be, to the extent of such scaling down.

2.6.	Number of Shares applies for

Each application shall be deemed to be for an Option over such number of Shares as can be acquired at the Share Price and expected repayment under the related Savings Contract at the appropriate Bonus Date.

3.	SCALING DOWN

To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the Directors, then the Directors shall scale down applications to the extent necessary in one of the following ways as may be determined by them:

(a)	(where relevant) by treating any elections for the Maximum Bonus as elections for the Standard Bonus and then, so far as necessary, reducing the proposed Monthly Contributions in excess of £5 pro rata and then, so far as necessary, selecting by lot; or

(b)	by treating each election for a Bonus as an election for no Bonus and then, so far as necessary, reducing the proposed Monthly Contributions in excess of £5 pro rata and then, so far as necessary, selecting by lot; or

(c)	by reducing the Monthly Contributions in excess of £5 pro rata and then, so far as necessary, selecting by lot.

4.	GRANT OF OPTIONS

4.1.	Maximum period between determination of Share Price and Grant of Option

No Option shall be granted more than 29 days (or 41 days in the event that applications are scaled down under Rule 3) after the first day by reference to which the Share Price in relation to that Option was fixed.

4.2.	Options may only be granted to Eligible Employees

No Option shall be granted to a person unless at the Date of Grant he is an Eligible Employee.

4.3.	Requirement to Issue Option Certificate

The Company shall issue an Option Certificate to each Eligible Employee to whom such an Option has been granted which shall be in such form as the Directors shall from time to time determine (subject to the approval of the Inland Revenue). The Option Certificate shall include details of:

(a)	the Date of Grant of the Option;

(b)	the Share Price; and

(c)	the number of Shares subject to the Option.

4.4.	Options may not be transferred

Subject to the rights of an Option Holder’s personal representatives to exercise an Option as provided in Rule 5.4, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

4.5.	Maximum Aggregate Number of Shares

The present maximum aggregate number of Shares which may be issued under the Plan is 299,297 subject to any future increase in this limit which may be substituted at the discretion of the Directors upon approval by the shareholders of the Company, to the extent such approval is required by applicable law.

5.	RIGHTS OF EXERCISE

5.1.	Earliest Date of Exercise

(a)	Save as provided in Rules 5.4, 5.5, 5.6, 5.7 and 6, an Option may be exercised only during the period commencing with the Bonus Date under the relevant Savings Contract; and

(b)	save as provided in Rule 5.4, an Option may not be exercised after the expiry of the period of six months after the relevant Bonus Date.

5.2.	Requirement to remain in Employment

Save as provided in Rules 5.4, 5.5, 5.7, 5.8 and 6, an Option may only be exercised by an Option Holder while he is a director or employee of a Participating Company.

5.3.	Option Holder with Material Interest

An Option may not be exercised by an Option Holder at any time when he is prohibited from such exercise by virtue of the provisions of paragraph 11(1) of Schedule 9 to ITEPA (material interest in a close company).

5.4.	Death of Option Holder

An Option may be exercised by the personal representatives of a deceased Option Holder:

(a)	during the period of one year following the date of the Option Holder’s death if such death occurs before the Bonus Date; or

(b)	during the period of one year following the Bonus Date if the Option Holder’s death occurs on or within the period of six months after the Bonus Date.

5.5.	Right to Exercise Prematurely

An Option may be exercised by an Option Holder within the period of six months following the date on which he ceases to hold any office or employment with a Participating Company on account of:

(a)	injury or disability; or

(b)	redundancy (within the meaning of the Employment Rights Act 1996); or

(c)	retirement on reaching age 65;

(d)	the transfer of the undertaking or part-undertaking in which the Option Holder is employed to a person other than a Participating Company or an Associated Company of a Participating Company; or

(e)	the Company by which the Option Holder is employed ceasing to be under the Control of the Company.

5.6.	Right to Exercise on Attaining Age 65

An Option may be exercised by an Option Holder within the period of six months following the date on which he reaches age 65 if he continues to hold any office or employment with a Participating Company after that date.

5.7.	Right to Exercise more than Three Years after Date of Grant

Provided more than three years have elapsed since the Date of Grant of an Option, such Option may be exercised by an Option Holder within the period of six months following the date on which he ceases to hold any office or employment with a Participating Company on account of:

(a)	early retirement by agreement with his employer; or

(b)	pregnancy and, for the purposes of the Scheme, a woman who leaves employment due to pregnancy or confinement will be regarded as having left such employment on the earlier of the date she notifies the relevant Participating Company of her intention not to return and the last day of the 29-week period of confinement.

5.8.	Employee Transferred to other Member of the Group

An Option Holder who is employed on the Bonus Date by an Associated Company of a Participating Company or by a company of which the Company has Control may exercise his Option within the period of six months commencing with the Bonus Date.

5.9.	Transfer of Employment within Group

An Option Holder shall not be treated for the purposes of Rules 5, as ceasing to hold an office or employment with a Participating Company until such time as he is no longer a director or employee of any Participating Company or an Associated Company of a Participating Company and an Option Holder (being a woman) who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under Section 79 of the Employment Rights Act 1996, before exercising an Option, shall be treated for those purposes as not having ceased to hold such an office or employment.

5.10.	Lapse of Options

An Option shall lapse on the occurrence of the earliest of the following:

(a)	subject to Rule 5.10(b) below, the expiry of the period of six months after the Bonus Date; or

(b)	where the Option Holder has died, the expiry of the relevant period during which the Option may be exercised in accordance with Rule 5.4; or

(c)	subject to Rule 6.7, the expiry of any of the applicable periods specified in Rules 5.4, 5.5, 5.7 and 6.1, but where an Option Holder dies while time is running under Rules 5.5 or 5.7, the Option shall not lapse until the expiry of the period in Rule 5.4; or

(d)	the date on which an Option Holder ceases to be a director or employee of any Participating Company for any reason other than his death or those specified in Rules 5.5 and 5.7; or

(e)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; or

(f)	the date on which the Option Holder becomes bankrupt or does or attempts or omits to do anything as a result of which he is derived of the legal or beneficial ownership of the Option.

6.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION

6.1.	Take-over pursuant to General Offer

If any person obtains Control of the Company as a result of making either a general offer to acquire the whole of the Company’s issued share capital (other than any shares already owned by the Holding Company or any Subsidiary of the Holding Company) and which is made on a condition that if it is satisfied the offeror will have such Control, or a general offer to acquire all the Shares in the Company which are of the same class as the Shares then an Option may be exercised and within the period of six months of the date on which Control is so obtained and any condition subject to which the offer is made is satisfied.

6.2.	Take-over pursuant to Scheme of Arrangements

If any person obtains Control of the Company in pursuance of legislation which the Inland Revenue has agreed is equivalent to Section 425 of the Companies Act 1985 then an Option may be exercised during the period which starts o the date such scheme of arrangement is sanctioned and ends six months later or, if earlier, on the day immediately preceding the date upon which the scheme shall become effective.

6.3.	Scheme of Arrangements without Change of Control

If, without any person obtaining Control of the Company, a scheme of arrangement takes effect under legislation which the Inland Revenue has agreed is equivalent to Section 425 of the Companies Act 1985 then an Option may be exercised during the period which starts on the date such scheme of arrangement is sanctioned and ends six months later or, if earlier, on the day immediately preceding the date upon which the scheme shall become effective.

6.4.	Compulsory Acquisition of Shares

If any person becomes bound or entitled to acquire Shares in the Company under legislation which the Inland Revenue has agreed is equivalent to Section 428 to 430 of the Companies Act 1985 then an Option may be exercised during any period such person remains so bound or entitled.

6.5.	Voluntary Winding Up of the Company

If a resolution is passed for the voluntary winding-up of the Company, an Option may be exercised during the period of six months starting on commencement of such winding-up provided that any issue of shares pursuant to such exercise is authorised by the liquidator or the Court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.

6.6.	Meaning of Obtaining Control

For the purpose of this Rule 6, a person shall be deemed to have obtained Control of the Company if he and other acting in concert with him have together obtained Control.

6.7.	Rollover of Options

Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rule 6.1 is a company, an Option Holder may, by agreement with the Acquiring Company and within the appropriate period release his Option under the Scheme (“the Old Option”) in consideration of the grant to him of a new Option (“the New Option”) which, within the meaning ascribed by paragraph 39(4) of Schedule 3 to ITEPA, is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company or some other company falling within sub paragraph (b) or (c) of paragraph 18 of Schedule 3 to ITEPA). With effect from the date of release references in Rules 5, 6, 7, 8, 9, 10, 11 and 11 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or that other company as the case may be, but references to Participating Company shall continue to be construed as if references to the Company were references to Octel Corp.

6.8.	Meaning of “appropriate period”

For the purpose of Rule 6.4, the “appropriate period” is:

(a)	where Rules 6.1 or 6.4 apply, the periods mentioned in those Rules respectively; and

(b)	where Rule 6.2 applies, the period of six month beginning with the time when the Court sanctions the scheme of arrangement.

7.	MANNER OF EXERCISE

7.1.	Funds which can be used to exercise Option

An Option may only be exercised during the periods specified in Rules 5 and 6 and only with moneys not exceeding the amount of repayment (including any Bonus or interest) made under the related Savings Contract. For this purpose, repayment under the Savings Contract shall exclude the repayment of any Monthly Contributions the due date for payment of which falls more than one month after the date on which repayment is made.

7.2.	Actions Required of the Option Holder

An Option may be exercised, in whole or in part, by the delivery to the secretary of the Company, or his duly appointed agent, of an Option Certificate covering not less than all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Option Holder, together with a remittance for the Acquisition Price payable in respect of the Shares over which the Option is to be exercised.

7.3.	Actions Required of the Company

The relevant Shares shall be allotted or transferred (as the case may be) within 28 days following such delivery and, accordingly in cases where Shares are to be transferred, the Company shall use its best endeavours to ensure due transfer thereof. At the request of the Option Holder, the Shares may be allotted or transferred (as the case may be) to a nominee provided the Option Holder has beneficial ownership of the Shares at the time of such allotment and transfer.

8.	ISSUE OF SHARES

8.1.	Ranking of Shares

All Shares issued pursuant to the exercise of Options under the Scheme shall as to voting, dividend, transfer and other rights (including those arising on a liquidation) rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any dividend or other rights declared by reference to a record date preceding the date of such exercise.

8.2.	Admission to the New York Stock Exchange

If and so long as the Shares are listed on the New York Stock Exchange the Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Scheme application shall be made to the New York Stock Exchange for permission to deal in these shares unless such application has already been made.

9.	ADJUSTMENTS

9.1.	General Power of Adjustment

The number of Shares over which an Option is granted and the Share Price thereof may, subject to approval of the Inland Revenue, be adjusted in such manner as the Directors shall determine following any capitalisation issue, sub-division, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital to the intent that (as nearly as may be possible without involving fractions of a Share or a Share Price calculated to more than two places of decimals) the Acquisition Price payable in respect of an Option shall remain unchanged PROVIDED that, save as provided in Rules 9.2 and 9.3, no adjustment made pursuant to this Rule

9.1 shall have the effect of reducing the Share Price below the nominal value of a Share.

9.2.	Adjustment which reduces Share Price to less than nominal value

Where an Option subsists over both issued and unissued Share or over issued Shares only, an adjustment may be made under Rule 9.1 which would have the effect of reducing the Share Price to less than the nominal value of the Share provided that the Acquisition Price of such Option remains constant.

9.3.	Requirement to Capitalise Reserve

Any adjustment made to the Share Price of unissued Shares which would have the effect of reducing the Share Price to less than the nominal value of the Share shall only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Share Price. The Directors may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

9.4.	Notification of Option Holder

The Directors may take such steps as they may consider necessary to notify Option Holders of any adjustments made under Rule 9.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

10.	ADMINISTRATION

10.1.	Delivery of Notices or Documents

Notices or documents required to be given to an Eligible Employee or to an Option Holder shall either be delivered to him by hand or sent to him by first class post at his last known home or business address according to the information provided by him. Notices sent by first class post shall be deemed to have been given on the day following the date of posting.

10.2.	Copies of Shareholder Communications

The Company may distribute to Option Holders copies of any notices or document sent by the Company to its shareholders generally.

10.3.	Maintenance of Unissued Share Capital

The Company shall at all times either keep available sufficient unissued Shares to satisfy the exercise of all Options which have neither lapsed nor been exercised (taking account of any other obligations of the Company to allot unissued Shares) or shall ensure that sufficient issued Shares will be available to satisfy the exercise of such Options.

10.4.	Directors’ Power to Administer Scheme

The Director may make such regulations for the administration of the Scheme as they deem fit, provided that no regulation shall be valid to the extent it is inconsistent with the Rules.

10.5.	Directors’ Decision is Final and Conclusive

The decision of the Directors in any dispute relating to an Option, or the due exercise thereof, or any other matter in respect of the Scheme, shall be final and conclusive.

10.6.	Costs of Administering Scheme

The costs of introducing and administering the Scheme shall be borne by the Company.

11.	ALTERATIONS

11.1.	Power to alter Rules prior to Inland Revenue approval

The Directors may, prior to approval of the Scheme under the Act by the Inland Revenue, alter the Rules of the Scheme as may be necessary in order to obtain such approval.

11.2.	Power to alter Rules following Inland Revenue approval

Subject to Rule 11.3, after the date on which the Scheme is approved by the Inland Revenue under the Act, the Directors may in their discretion, alter the Rules provided that no such alteration to a Key Feature shall be effective until it has been approved by the Inland Revenue.

11.3.	Alterations which affect Share Price and subsisting rights of Option Holders

Subject to Rule 9.1, no adjustment may be made to the Share Price and no alteration may be made which would abrogate or adversely affect the subsisting rights of Option Holders.

11.4.	Notification to Option Holders

Written notice of any amendment made in accordance with this Rule 11 shall be given to all Option Holders.

12.	GENERAL

12.1.	Termination of the Scheme

The Scheme shall terminate on the tenth anniversary of the date on which it is approved by the Board of the Inland Revenue or at any earlier time by the passing of a resolution by the Directors. Termination of the Scheme shall be without prejudice to the subsisting rights of Option Holders.

12.2.	No Compensation for loss of Option Rights

If an Option Holder shall cease for any reason to be in the employment of a Participating Company or an Associated Company of a Participating Company, he shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him for the loss of any right or benefit accrued or in prospect under the Scheme.

12.3.	Governing Law

This Scheme and all Options shall be governed by and construed in accordance with English Law.